                               Agreement with John
                                    Pinciaro

                                      10.16

                                    AGREEMENT

        THIS AGREEMENT, made as of this 30th day of December, 1996 by and between:
JOHN PINCIARO, an adult individual with offices at 155 East Street, Wallingford, Connecticut 06492 (hereinafter "SELLER")
                                       AND
PREMO-PLAST, INC., a Florida corporation with its registered office offices located at 512 Bridlepath, Casselberry,, Florida 32707 (hereinafter "BUYER") WITNESSETH THAT:
        WHEREAS, SELLER is the inventor/developer of a "Hydrotherapy Jet and Fixtures for Spa Tubs and Pools and a Method of installation (hereinafter referred to as the "PRODUCT") and desires to secure manufacture and distribution of such PRODUCT;
        WHEREAS, BUYER is a divisional holding company, being the plastics division of a public company, which desires to secure the rights to the PRODUCT and to manufacture and distribute the PRODUCT;
        WHEREAS, the parties have negotiated with respect to an agreement, have reached certain understandings, and desire a written contract to evidence and formalize their agreement;
NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual covenants contained herein, agree as follows:

1. (a) SELLER, on the terms and conditions of this Agreement, hereby sells, transfers, conveys and assigns to BUYER all of his right, title and interest in and to:

   (i)   the application for a U.S. Patent (serial # 08/682,432, filed
July 7, 1996; and
   (ii) the PRODUCT, more specifically described on Exhibit A and the attachments thereto, attached hereto and made a part hereof by reference; and
   (iii) the concepts embodied in the PRODUCT, with all rights to enhancements, modifications, improvements, and addition, whether now existing or hereafter developed and whether or not patentable. BUYER, on the terms and conditions of this Agreement, hereby buys all of SELLER's right, title and interest in the PRODUCT. Such purchase and sale encompasses not only (i) the pending U.S. Patent (Serial # 08/682,432, filed July 7, 1996 and (ii) the PRODUCT but also (iii) the concepts embodied in it, with all rights to enhancements, Modifications, improvements, and additions, whether now existing or hereafter developed.

(b) SELLER represents and warrants that he is the sole legal and beneficial owner of the patent application and that there was no undisclosed co-inventor. SELLER also represents and warrants that, to the best of his knowledge and belief, he is the sole legal and beneficial owner of the PRODUCT and the concepts embodied in it, that there are no adverse claims of inventorship, no adverse intellectual property claims, and no liens or encumbrances against the PRODUCT or the concepts embodied in it.

(c) SELLER shall execute such deeds, assignments, transf ers and other documents as may be reasonably necessary or desirable to ef fectuate this sale, transf er and assignment.

2. (a) BUYER shall immediately form a new, initially whollyowned,, subsidiary (hereinafter "NEWCO'l) for the specific purpose of exploiting the assets and rights hereby acquired. Such subsidiary shall be authorized to issue only 1,000 shares of Common Stock, all of which shall be. initially issued to BUYER, and the shareholders shall have pre-emptive rights. BUYER shall immediately assign to such subsidiary all of the assets and rights acquired hereunder and shall delegate all of the duties and responsibilities hereunder. It is understood that NEWCO may be called by another name when incorporated. Neither NEWCO, BUYER, nor BUYER's parent corporation, Fidelity Holdings, Inc., shall further assign, license, sub-license any of such assets or rights, nor license or assign any right or power hereunder, unless such assignment and/or license includes a provision for the payment of the royalty provided in subparagraph (c) below.

(b) As partial consideration for the sale of the pending U.S. Patent, the PRODUCT, and the concepts embodied therein, BUYER shall transfer to SELLER twenty percent (20%) or two hundred (200) of the shares of NEWCO, so as to constitute SELLER as a 20% shareholder of NEWCO.

(c) As the balance of the consideration for the sale of the pending U.S. Patent, the PRODUCT, and the concepts embodied therein, subject to Paragraphs 9(f), 9(g) and 9(h) below, NEWCO shall pay SELLER a royalty of five percent (5%) of the Distributor Cost Price for all sales of the PRODUCT (including in the definition of PRODUCT any enhancements, modifications, improvements, and additions, whether now existing or hereafter developed, except as provided in Paragraph 9(f) below). The term "Distributor Cost Price" means the actual wholesale price at which NEWCO sells the PRODUCT (including all current enhancements, modifications, improvements, and additions) to its distributors, net of all reasonable discounts (e.g., cash, volume, promotional, prompt payment), returns and reasonable allowances. The royalty shall be calculated on. the basis, of actual receipts by NEWCO of Payments received; NEWCO is not a factor and does not guarantee collection. Within forty-five (45) days after the end of each calendar quarter, commencing with the quarter in which distribution begins, NEWCO shall provide SELLER with a report for such quarter showing (i) all shipments 'made during such quarter, including the number of PRODUCT units shipped and the price at which sold; (ii) all shipments made during any prior quarter for which payment has not yet been received during such quarter, @e., carried accounts; and (iii) all payments received during such quarter. Each such report shall be accompanied by a check in the amount of the royalty calculated to be due, as 5% of all payments received during such quarter. Following commencement of the royalty reporting period as specified in subparagraph 2(d) following and expiration of the eighteen month ramp-up period specified in Paragraph 5 below, BUYER pay a minimum quarterly royalty of Five Hundred Dollars

(d) NEWCO'S duty to provide royalty payments and royalty reports shall commence with the quarter in which regular sales (not Beta testing) of the Product commence.

3. NEWCO agrees that at all times it will keep complete, true and correct books of account containing a current record of shipments, sales, discounts, returns and allowances and payments in suff icient detail to enable the royalties payable under this Agreement to be computed and verified. NEWCO further agrees to permit an independent certified public accountant retained by SELLER to have access for inspection of such books of account at reasonable intervals (no more frequent than once each six months) during normal business hours, in a manner not disruptive of NEWCO's employees or NEWCO's normal business activities. The cost of such independent certified public accountant shall be borne by SELLER, unless either (a) underpayments in any one quarter are in excess of 10% of the amount actually paid by NEWCO or (b) underpayments in any one calendar year are in excess of 10% of the amount actually paid by NEWCO. In either of such events, NEWCO shall bear the cost. In any event, underpayments shall bear interest from the last day of the accounting period being reviewed to the date of actual payment, at the higher of seven percent (7%) simple interest per annum or the prime rate of interest plus one percent (prime plus 1%) as established by First Union National Bank of Florida.

4. All royalties due hereunder shall be paid in United States Dollars. All royalties for an accounting period based on sales computed in foreign currencies shall be converted to United States Dollars on the same basis as set forth in the agreement with the foreign buyer. In the event of any dispute, the parties shall use the buying rate for the transfer of such currencies to United States Dollars as quoted by Fir st Union National Bank of Florida on the last day of the accounting period, or the-first business day thereafter if such last day shall be a Saturday, Sunday or holiday.

5. (a) NEWCO shall, in good faith, with all deliberate speed, proceed to exploit the PRODUCT by securing arrangements for its manufacture, distribution and sale. NEWCO shall be a second tier subsidiary of Fidelity Holdings, Inc. which anticipates filing a Registration Statement with the Securities and Exchange Commission on or about February 28, 1997 to raise the funds to finance the exploitation of the PRODUCT as required. In the event that Fidelity Holdings, Inc. has not commenced funding NEWCO by September 30, 1997 (plus -a grace period equal to the number of days from- June 30, 1997 to the date that the Registration Statement shall be declared effective by the Securities and Exchange Commission but not exceeding November 30, 1997), SELLER shall have the option to terminate this Agreement as provided in Paragraphs 10(a)& 10(b) below. All costs and expenses of such manufacture, distribution and sale, including but not limited to: marketing; advertising and public relations; promotion; additional or modified. molds or other tooling; packaging, transportation; storage of raw materials and inventories; sales commissions; and NEWCO overhead shall be borne by NEWCO without adjustment of or offset to the royalty payable hereund er. The only deductions from Distributor Cost Price allowable are discounts (e.g., cash, volume, promotional, prompt payment), allowances (which may include co-op advertising, point-of-sale materials, etc.), and returns. (b) By the earlier of (a) eighteen (18) months following completion of- all required R&D and Beta testing, or (b) thirty (30) months following the execution of this Agreement, NEWCO shall have established the manufacture, distribution and sale of the PRODUCT. If at any time thereafter, NEWCO shall provide a quarterly royalty report showing shipments of less than Ten Thousand Dollars ($10,000) and BUYER declines to pay a minimum quarterly royalty of Five Hundred Dollars ($500) with such report, SELLER may elect to terminate this Agreement. To exercise such election, SELLER shall give written notice thereof to NEWCO, by certif ied mail, return receipt requested, within twenty-one (21) days after receipt of the quarterly royalty report and such termination shall be effective upon receipt thereof by NEWCO. Notwithstanding such notice and termination, however, NEWCO may continue with manufacture to fill all orders on hand at the date of termination and NEWCO may continue with distribution and sale until its inventory is depleted. Failure of SELLER to give such notice within twenty-one (21) days after receipt of the quarterly royalty report shall constitute waiver of the election for that quarter and this Agreement shall continue in full force and effect.

6. If, at any time, NEWCO shall determine (in its sole discretion) that sales of the Product are inadequate to justify continued support of the Product, NEWCO may elect to -terminate this Agreement. To exercise such election, NEWCO shall give written notice thereof to SELLER, certified mail, return receipt requested and such termination shall be effective upon receipt thereof by SELLER. Notwithstanding such notice and termination, however, NEWCO may continue with manufacture to fill all orders on hand at the date of termination and NEWCO may continue with distribution and sale until its inventory is depleted. NEWCO shall provide royalty reports and royalty payments as long as NEWCO continues to manufacture, distribute and/or sell the PRODUCT.

7. (a) If any royalty report or royalty payment, as provided for in Paragraph 2 above, shall not be given or made to SELLER within forty-five (i5) days after the end of a calendar quarter, such report shall-be "delinquent. Any delinquency not cured within five (5) business days after receipt by NEWCO of written notice from SELLER of such delinquency shall be a Default. Notice must be written but may be given by registered mail, certified mail, by facsimile, or in person.

(b) If any three (3) consecutive royalty reports or payments are delinquent, although such delinquencies are cured prior to default, it shall be a Default.

(c) If any three consecutive inspections of the books and records, as provided in Paragraph 3 above, shall show underpayments, and there shall be evidence of fraud with respect to the reporting and/or payments made, it shall be a Default.

(d) In the event of a Default, SELLER may elect to terminate this Agreement. To exercise such election, SELLER shall give written notice thereof to NEWCO, certified mail, return receipt requested within twenty-one (21) days after the Default and such termination shall be effective upon receipt thereof by NEWCO. Notwithstanding such notice and termination, however, NEWCO may continue with manufacture to fill all orders on hand at the data of termination and NEWCO may continue with distribution and sale until its inventory is depleted and NEWCO shall provide royalty reports and royalty payments as long as NEWCO continues to manufacture, distribute and/or sell the PRODUCT. Failure to give such notice within twenty-one (21) days after the Default shall constitute waiver of NEWCO'S Default and this Agreement shall continue in full force and effect.

8 (a) In the event of termination of this Agreement pursuant to Paragraph 5 (b) , Paragraph 6, or Paragraph 7, or by mutual agreement of the parties, BUYER shall cause NEWCO to redeem the $00 shares of NEWCO Common Stock held by it for a Promissory Note from NEWCO to BUYER bearing interest at the prime rate plus one percent (1%-) which Note shall mature in one hundred and twenty (120) months after the end of the month in which the redemption occurs and which shall be payable in quarterly installments equal to two and onehalf percent of the gross revenues of NEWCO for the prior quarter. The f irst -quarterly payment shall be due and payable on the second Thursday of the month after the end of the first calendar quarter after redemption. For example, if redemption occurs on April 21, the note will mature 120 months after April. 30 and the first quarterly payment will be due on the second Thursday of July, Quarterly payments will be applied first to interest and then to principal. No personal guarantee of the note shall be required. The principal of the Note shall be equal to eighty percent (80%) of the net worth of NEWCO as shown on the books of NEWCO as of the end of the quarter preceding termination.' Such action shall be taken within fifteen (15) business days after receipt of notice of termination, it being the intent to implicitly transfer ownership of the Product and related assets and business (including liabilities) to SELLER by constituting him as the sole shareholder and independent owner of NEWCO.

(b) In the event that NEWCO has filed any patent application(r,) (patent(s) 'pending) or has been issued any patent(s), the implicit transfer and conveyance of ownership of NEWCO in subparagraph (a) above shall include such applications) and patent(s), except as may be required for a third party invention as provided in Paragraph 9(f).

9. (a) NEWCO understands and acknowledges that the Product is not yet patented, although a patent application has been filed. SELLER does not represent that-the Product is patentable.

(b) Following the execution of this Agreement, NEWCO shall pay up to Five Thousand Dollars in payment of fees and costs associated with the continued prosecution of the patent application for the PRODUCT in the United States Patent and Trademark Office, including but not limited to legal fees, filing fees, extension fees, issue fees, formal drawing costs, postage and appeals. SELLER shall be responsible for, and shall personally pay, all such fees and costs above NEWCO's $5,000.

(c) It is the intent of the parties that SELLER shall continue to seek to improve and enhance the PRODUCT. From time to time, as' SELLER shall develop improvements and/or accessories to and for the

PRODUCT, he. shall provide a full and complete written disclosure of such improvement and/or accessory to BUYER. Both parties shall keep such disclosures in complete confidence and do nothing to compromise the patentability of such improvement and/or accessory. NEWCO may, in its sole discretion, seek to obtain a patent on any improvements to and/or accessories invented by the SELLER for the PRODUCT, and in doing so obligates itself to pay all fees and costs associated with the filing and prosecution of patent application(s) in the United States Patent and Trademark office therefor. Any such patent application shall be filed in the name of SELLER as inventor or as a co-inventor, as applicable; however, SELLER agrees to execute promptly and without cost to BUYER such assignments of any such patent applications or patent(s) to NEWCO as may be reasonably required. NEWCO may not abandon the application for the PRODUCT or the applications. to and/or accessories for the PRODUCT for which SELLER is an inventor and NEWCO files an application, without the express written consent of SELLER which shall not be unreasonably withheld. If NEWCO does not seek to obtain a patent on an improvement to or accessory for the PRODUCT within six (6) months after a disclosure by SELLER to NEWCO of the improvement to and/or accessory for the PRODUCT, SELLER may seek to obtain a patent on the improvement and/or accessory to the exclusion of NEWCO, and SELLER shall then be responsible for paying all fees and costs associated therewith. However, in the event that SELLER's patent application differs from the scope of the disclosure previously 'made to BUYER, SELLER shall make a new disclosure to BUYER under this subparagraph and SELLER shall have the right to claim such patent application and proceed as provided herein.

(d) NEWCO has the option, in its sole discretion, to seek foreign patents on the PRODUCT for which a patent application has been filed in the United States Patent and Trademark office, and on improvements to and/or accessories for the PRODUCT for which NEWCO .has filed a patent application in the United States Patent and

Trademark Of f ice. if NEWCO elects to seek foreign patent (s) , NEWCO shall pay all fees and costs for the foreign patent applications which it files. Not less than thirty (30) days prior to the lapse of foreign patent rights with respect to the PRODUCT or f or an improvement to and/or accessory f or the PRODUCT, NEWCO shall provide notice to SELLER of whether it intends to seek foreign patent rights. If NEWCO does not intend to file a foreign patent application on the PRODUCT or on an improvement and/or accessory to the exclusion of NEWCO, and SELLER shall then be responsible for paying all fees and costs associated therewith.

(e) To the extent provided in subparagraphs (c) and (d) above, SELLER is obligated to execute promptly all required assignments of patents and patent applications. NEWCO shall not be obligated to provide royalty reports or to make royalty payments until such assignments are properly executed and delivered. From and after the date on which SELLER executes an assignment as required under subparagraph (b) above, the sale. of all improvements and accessories shall be subject to the royalty and royalty reporting ?requirements of Paragraph 2, above; subject, nevertheless to subparagraph 2(d).

(f) If NEWCO shall acquire any patent applications and/or any patent(s) from a third party, NEWCO may agree with such person to pay such person a royalty and such royalty shall not be payable to SELLER, nor shall SELLER receive a royalty on that portion of the Distributor-'-Cost Price attributable to third party patent .applications and/or patents. in the event that the third party product is marketed and sold in combination with the PRODUCT, allocation of the Distributor Cost Price for royalty calculation purposes shall be made on the basis of the respective manufacturing Costs of the components. In the event of the implicit transfer and conveyance as required in subparagraph 8(a) above, NEWCO shall remain -bound by, and shall automatically continue to pay TO, such person according to the terms of any agreement between NEWCO and such person.

(g) in the event that patent protection 'for the PRODUCT is not ultimately obtained, for whatever reason, but no third party has commenced the sale of a copy or of a similar device to the PRODUCT, NEWCO 'may notify SELLER that it elects under this subparagraph to either (i) terminate this agreement as provided in Paragraph 8 above or (ii) continue the business but reduce the royaly payable to SELLER to four percent (4%). Such election shall be effective upon receipt of such notice by SELLER and shall affect only shipments made thereafter.

(h) in the event that patent protection for the PRODUCT is not ultimately obtained, for whatever reason, and a third party commences sale of a copy or of a similar device to. the PRODUCT, and NEWCO determines that the competition requires a lowering of the price in order to be competitive, NEWCO may notify SELLER that it elects under this subparagraph to either (i) terminate this agreement as provided in.Paragraph 8 above or (ii) continue the business but reduce the royalty payable to SELLER to three percent (3%) . such election shall be ef f ective upon receipt of such notice by SELLER and shall affect only shipments made thereafter.

10 (a) Until and unless terminated as provided in Paragraph 5 (a) Paragraph 5(b) , Paragraph 0, or Paragraph 7 above, or until and unless terminated by mutual agreement of the parties, this Agreement shall remain in full force and effect in perpetuity. Notwithstanding the foregoing, SELLER may terminate this Agreement upon twenty-one (21) business days written notice in the event of:
           (i)   liquidation of NEWCO;
           (ii)  insolvency or bankruptcy of NEWCO;
           (iii) inability of NEWCO to meet its obligations hereunder; .
           (iv)  failure of NEWCO to satisfy any judgment against it;
           (v) appointment of a receiver or trustee for NEWCO; assignment by NEWCO for the benefit of its creditors;

or
           (vii) failure by Fidelity Holdings, Inc. to fund NEWCO as provided in Paragraph 5(a).
(b) Subject to the claims of any creditors or lien holders, upon termination of this Agreement by the SELLER by reason of any event in subparagraphs (i) through
(vi) inclusive under Paragraph 10 (a), any patents or patent applications assigned to NEWCO in which SELLER is the inventor or a co-inventor shall be reassigned to SELLER. Upon termination of this Agreement by the SELLER by reason of event (vii) under Paragraph 10 (a) , any patents or patent applications assigned to NEWCO in which SELLER is the inventor or a co-inventor shall be reassigned to SELLER free and clear of all liens and encumbrances.

11. (a) It is the intent of the parties, as provided in Paragraph 2 above, that BUYER shall transfer and assign the assets and rights obtained under this Agreement to NEWCO, a corporation-to-be-formed. For all purposes of this Agreement, SELLER authorizes such transfer and assignment, but BUYER shall 'be jointly and severally bound hereby and, subject to subparagraph (b) following, shall guarantee performance hereunder.

(b) Nothing contained in this Agreement is intended to restrict the rights of either party to sell, transfer, assign or otherwise dispose of his or its interest in NEWCO but no such assignment shall terminate, modify or otherwise affect the rights and duties of the parties under this Agreement, except that BUYER shall not be deemed a guarantor of the performance by any transferee or assignee of its interest or by NEWCO. under the ownership of any such transferee or assignee.

(c) In the event that BUYER determines to sell, transfer, assign or otherwise dispose of its entire interest in NEWCO and secures an offer from a third party to acquire such interest, SELLER shall have a right of first refusal to acquire such interest on the same terms and conditions as offered by the third party. BUYER shall notify SELLER in writing of its intent to dispose of its entire interest and of the terms and conditions offered by the third party. SELLER shall have a period of ten (10) business days to determine whether or not to a @ ire the interest on such terms and conditions. If SELLER does not notify BUYER in writing of his intent to exercise his right of first refusal by 5:00 p.m. Eastern Time on the tenth business day following BUYER's notification, BUYER may proceed with the third party. Alternatively to exercising his right of first refusal, SELLER may notify BUYER that he desires to have his interest in NEWCO included in the proposed sale, transfer, assignment or disposition. In such event, BUYER shall endeavor to accommodate SELLER's desire; however, inclusion of SELLER shall not become a condition of any transaction by BUYER.

12. All notices to a party shall be deemed given when mailed by registered or certified mail to the address set forth below or such other address as may be substituted therefor by notice:

         TO SELLER;           John Pinciaro
                              155 East Street
                              Wallingford, Connecticut Ob492

    With a copy to:           David P. Gordon, Esq.
                              65 Woods End Road
                              Stamford, Connecticut 06905

          TO NEWCO:           Ronald K. Premo, President
                              Premo-Plast, Inc.
                              383 Lathrop Road
                              Plainfield, Connecticut 06374

    With a copy to:           Doron Cohen, Presidefit
                              Fidelity Holdings, Inc.
                              80-02 Kew Gardens Road, Suite 5000
                              Kew Gardens, New York 11415

13. This Agreement is the entire Agreement among the parties with respect to the PRODUCT and any modifications and accessories. therefor and supersedes all discussions, correspondence, memoranda, interim negotiations, and any other prior agreements among the parties with respect thereto except as herein specified. There are no representations, warranties or other agreements except as expressed in this Agreement. No alteration, modification, or waiver of term or condition hereof shall be binding unless in writing and signed by all parties.

14. This Agreement may be amended only with the written approval of the party to be charged therewith; provided, however, that no such amendment may be 'made that would cause a breach of any warranty or representation herein.

15. Whenever required by the context hereof: the masculine gender shall be deemed to include the feminine and neuter; and the singular member shall be deemed to include the plural. Time is expressly declared to be of the essence of this Agreement. This Agreement shall be deemed to have been mutually prepared by all parties and shall not be construed against any particular party as the draftsman.

16. It is the intent of the parties that this Agreement shall be construed and interpreted, and-id that all questions arising hereunder shall be determined in accordance with the provisions of the laws of the State of Florida.

17. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns.


18. Any controversy, claim or dispute arising out of or resulting from this Agreement, or the breach thereof, that cannot be resolved by negotiation, shall be resolved by arbitration, to be held in the borough of Queens, New York, New York, in accordance with the rules and regulations of the American Arbitration Association, except that the provisions for discovery shall be as set forth in the Rules of Civil Procedure then in effect in New York. Failure 'of a party to participate or cooperate shall constitute grounds for default judgment. The arbitrator shall award legal fees and costs to the prevailing party. The decision of the arbitrator shall in each case, including awards and the allocation of costs, be final and binding upon the parties. Judgment upon the award rendered by the arbitrator may be. entered in any I Court having jurisdiction thereof.

19. This Agreement may be executed in two or more counterparts and by facsimile, any one of which shall be deemed to be an original.

20. No agent, broker, person, or firm acting on behalf of either party or any of their subsidiaries or under the authority of any of them is or will be entitled to any commission or broker's or finder's f ee or financial advisory fee in connection with any of the transactions contemplated herein.

        IN WITNESS WHEREOF, and intending to be legally bound, the parties have hereunto set their hands and seals the day and year first above written.


                                           PREMO-PLAST, INC. (BUYER)
ATTEST:


                                           By___________________________________
                                               Ronald K. Premo

___________________________________
Secretary

WITNESS:



___________________________________          ___________________________________
                                               John Pinciaro (SELLER)

Exhibit "A"            for Purchase contract

A system for assembling water, light and aeration devices and attaching same to hot tubs, spas and other appliances as more specifically described in attached patent 08/682,432 filed July 7,1996.